AMERICAN STANDARD INC. AND SUBSIDIARIES
               1994-1995 SUPPLEMENTAL INCENTIVE COMPENSATION PLAN
                     (as amended through February 3, 1995)

Plan Period

The Plan Period shall be May 1, 1994 through December 31, 1995.

Participants

Plan Participants shall be employees of the Corporation and its subsidiaries, domestic and foreign, in the following participation categories:

         -  elected officers of the Corporation ("Officer Participants");

          - non-officer  Executive Level employees  ("Executive  Participants");
     and

         - Up to 500 non-executive Management Level employees who are designated as Participants by the Officer Participants ("Management Participants").

Plan Award Opportunities and Forms of Awards

Plan Award Opportunities and forms of Awards will be as set forth in Schedule A (for Officer Participants), Schedule B (for Executive Participants) and Schedule C (for Management Participants).

Plan Award Targets

Each Participant shall receive a Plan Award, prorated as provided below, equal to 50% of his Plan Award Opportunity as soon as practicable after a determination that the Corporation's consolidated 1995 management reporting operating earnings before interest and taxes ("1995 OEBIT") is at least $470 million. Such Plan Award shall be increased to up to 100% of the Participant's Plan Award Opportunity if 1995 OEBIT is at least $515 million, with such increase to be graduated to reflect a 1995 OEBIT falling between $470 million and $515 million.

Forfeitures and Prorations

If a Participant's employment terminates for any reason other than retirement, death or disability before December 31, 1995, such Participant shall receive no Award under the Plan.

Provided a Participant's participation in the Plan shall have been for a minimum of fifty-two weeks, if a Participant's participation commenced after May 1, 1994, and/or if a Participant's participation ends before December 31, 1995 due to retirement, death or disability, such Participant's Plan Award shall be prorated based on the number of full or partial weeks of participation divided by 86 weeks.




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If a Participant's participation category changes during the Plan Period, his or her Plan Award shall be prorated between the Plan Award amount that would have been received for participation for the entire Plan Period in the earlier participation category and the Plan Award amount that would have been received for participation for the entire Plan Period in the later participation category, based on the number of weeks of participation in each participation category over a total of 86 weeks.

Plan Awards in Stock

Any shares of American Standard Companies Inc. common stock issued as Plan Awards shall be issued to and governed by the Trust Agreement for the American-Standard Long-Term and 1994- 1995 Supplemental Incentive Compensation Plans.

Plan Awards in Cash

There shall be deducted from the cash portion of any Plan Awards such payroll withholdings as the Corporation deems necessary.

Treatment of Plan Awards

Plan Awards will not be treated as compensation for purposes of the Savings Plan of American Standard Inc. and Participating Subsidiary Companies, the American-Standard Employee Stock Ownership Plan or any other benefits based on compensation.


Administration of Plan

Except with respect to the designation of Management Participants, this Plan will be administered by the Management Development Committee of the Board of Directors or the delegate of said Committee.

The Board, upon recommendation of the Management Development Committee, shall have the right to amend, suspend, or terminate the Plan at any time; however, no such action of the Board shall diminish, reduce, alter or impair a Participant's rights assigned to him before the date of such amendment, suspension, or termination of the Plan without the consent of such Participant.

Other Provisions

Participation in the Plan shall not affect the right of the Company or any affiliate thereof at any time to terminate the employment of any Participant. No interest in this Plan shall be assignable or transferable except to the extent provided in the Trust Agreement for the American-Standard Long-Term and 1994-1995 Supplemental Incentive Compensation Plans.